SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 4
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STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[  ] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16.  FORM 4 OR
     5 OBLIGATIONS MAY CONTINUE.

1.  NAME AND ADDRESS OF REPORTING PERSON
---------------------------------------
Pathipati, Narendra M.
400 Three Springs Drive
Weirton, WV   26062


2.  ISSUER NAME AND TICKER OR TRADING SYMBOL
--------------------------------------------
Weirton Steel Corporation
WS

3.  IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON
-----------------------------------------------------



4.  STATEMENT FOR MONTH/YEAR
----------------------------
05/00

5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)
-----------------------------------------------

6.  RELATIONSHIP OF REPORTING PERSON TO ISSUER
    (CHECK ALL APPLICABLE)
-----------------------------------------------
[ ]  DIRECTOR            [ ]  10% OWNER
[x]  OFFICER (give title)[ ]  OTHER (Specify below)

Sr. Vice President-Corporate Development & Strategy
----------------------------------
----------------------------------


TABLE I.  NON-DERIVATIVE SEURITIES ACQUIRED, DISPOSED OF, OR
          BENEFICIALLY OWNED

1.  TITLE OF SECURITY
     Weirton Steel Corporation Common Stock

2.  TRANSACTION DATE
     5/3/00
3.  TRANSACTION CODE
     A

4.  SECURITIES ACQUIRED (A) OR DISPOSED OF (D)
    AMOUNT          (A) OR (D)           PRICE
    --------         ---------         --------
      402,500             A              3.88
       21,000             A              3.13

5.  AMOUNT OF SECURITIES BENEFICIALLY OWNED AT END OF MONTH

6.  OWNERSHIP FORM: DIRECT(D) OR INDIRECT(I)

7.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP


                -----------------------------------------------



TABLE I.  NON-DERIVATIVE SEURITIES ACQUIRED, DISPOSED OF, OR
          BENEFICIALLY OWNED

1.  TITLE OF SECURITY
     Weirton Steel Corporation Common Stock

2.  TRANSACTION DATE
     5/3/00
3.  TRANSACTION CODE
     S - 368,946 shares
     D - 54,554 shares

4.  SECURITIES ACQUIRED (A) OR DISPOSED OF (D)
    AMOUNT          (A) OR (D)           PRICE
    --------         ---------         --------
      423,500             D              6.69


5.  AMOUNT OF SECURITIES BENEFICIALLY OWNED AT END OF MONTH
     7,000

6.  OWNERSHIP FORM: DIRECT(D) OR INDIRECT(I)
     Direct


7.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP




TABLE II.  DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
           BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)

1.  TITLE OF DERIVATIVE SECURITY
     Employee Stock Options

2.  CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY
     3.88 (402,500 options)
     3.13 (21,000 options)

3.  TRANSACTION DATE (MONTH/DAY/YEAR)
     5/3/00


4.  TRANSACTION CODE
     M

5.  NUMBER OF DERIVATIVE SECURITIES ACQUIRED(A) OR DISPOSED OF(D)
               (A)                         (D)
         --------------                 -------------
                                        423,500

6.  DATE EXERCISABLE AND EXPIRATION DATE (MONTH/DAY/YEAR)
          DATE EXERCISABLE           EXPIRATION DATE
          ----------------           ---------------


7.  TITLE AND AMOUNT OF UNDERLYING SECURITIES
           TITLE                    AMOUNT
          -------                  --------
 Weirton Steel Corp.Common Stock    423,500

8.  PRICE OF DERIVATIVE SECURITY


9.  NUMBER OF DERIVATIVE SECURITIES BENEFICIALLY OWNED AT END OF
    MONTH
     14,000 options

10.  OWNERSHIP FORM OF DERIVATIVE SECURITY: DIRECT(D) OR
     INDIRECT(I)
     Direct

11.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP



TABLE II.  DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
           BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)

1.  TITLE OF DERIVATIVE SECURITY
     Weirton Steel Convertible Voting Preferred Stock, Series A


2.  CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY

3.  TRANSACTION DATE (MONTH/DAY/YEAR)

4.  TRANSACTION CODE

5.  NUMBER OF DERIVATIVE SECURITIES ACQUIRED(A) OR DISPOSED OF(D)
               (A)                         (D)
         --------------                 -------------


6.  DATE EXERCISABLE AND EXPIRATION DATE (MONTH/DAY/YEAR)
          DATE EXERCISABLE           EXPIRATION DATE
          ----------------           ---------------


7.  TITLE AND AMOUNT OF UNDERLYING SECURITIES
           TITLE                    AMOUNT
          -------                  --------
     Weirton Steel Common          705 shares
8.  PRICE OF DERIVATIVE SECURITY

9.  NUMBER OF DERIVATIVE SECURITIES BENEFICIALLY OWNED AT END OF
    MONTH
     705 shares

10.  OWNERSHIP FORM OF DERIVATIVE SECURITY: DIRECT(D) OR
     INDIRECT(I)
     Indirect

11.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP
     by United National Bank as Trustee for the Weirton Steel
Corporation 1989 Employee Stock Ownership Plan